Reliance Real Estate Trust, LLC 1/A

Exhibit 2.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

RELIANCE Real estate TRUST, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of RELIANCE REAL ESTATE TRUST, LLC (the “Company”), dated as of December 14, 2017, is entered into by RELIANCE REAL ESTATE ADVISORS, LLC, a Delaware limited liability company (the “Manager”, “Managing Member”, and the “Initial Member”)

WHEREAS, the Company was formed on September 13, 2017, pursuant to, and in accordance with, the Delaware Limited Liability Company Act (6 Del.C. §§ 18-101 et seq.), as amended from time to time (the “Act”), by an authorized person, by the filing of a Certificate of Formation of the Company with the Secretary of State of the State of Delaware, and the Manager and the Initial Member hereby adopt and ratify the Certificate of Formation and all acts taken by the authorized person in connection therewith.

NOW, THEREFORE, the Manager hereby agrees as follows:

1.           Amended and Restated Agreement. Any Limited Liability Company Operating Agreement of the Company entered into prior to the date set forth above (the “Prior Agreement”) is hereby amended and restated to read in its entirety as set forth in this Agreement, all with the intent and effect that the Prior Agreement shall hereby be terminated and entirely replaced and superseded by this Agreement.

2.           Defined Terms. In addition to the terms defined elsewhere in this Agreement, the terms set forth below shall have the respective meanings set forth below.

a.	“Aggregate Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Shares of the Company, or such other percentage determined by the Board of Directors

b.	“Beneficial Ownership” shall mean ownership of Shares of the Company by a Person, whether the interest in the Shares of the Company is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the United States Code (the “Code”), as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code.

c.	“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

d.	“Charitable Beneficiary” shall mean one or more beneficiaries of the Trust provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

e.	“Common Share Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares, or such other percentage determined by the Board of Directors.

f.	“Constructive Ownership” shall mean ownership of Shares of the Company by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.

g.	“Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by this Agreement or by the Board of Directors.

h.	“Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with any requirements established by the Board of Directors pursuant to Section 14 and subject to adjustment pursuant to Section 14, the percentage limit established by the Board of Directors pursuant to Section 14.

i.	“Cause” means: (i) the continued breach of any material provision of the operating agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if the Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice); (ii) the commencement of any proceeding relating to the bankruptcy or insolvency of the Manager, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition; (iii) the Manager committing fraud against us, misappropriating or embezzling the funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the operating agreement or felony convictions involving the Manager; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of the Manager or one of its affiliates and the Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of the Manager’s actual knowledge of its commission or omission, then the Manager may not be removed; or (iv) the dissolution of the Manager.

j.	“Common Shares” means Common Shares of the Company.

k.	“Director” means a member of the Board of Directors of the Company.

l.	“IPO” means the initial public offering and sale of the Common Shares.

m.	“Market Price” on any date shall mean, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NASDAQ or, if such Shares are not listed or admitted to trading on the NASDAQ, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any National Securities Exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over the counter market, as reported by the principal automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Directors of the Company or, in the event that no trading price is available for such Shares, the fair market value of the Shares, as determined in good faith by the Board of Directors of the Company.

n.	“Member” means each member of the Company.

o.	“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act.

p.	“Offering Document” means, with respect to any class or series of Shares, the prospectus, offering memorandum, private placement memorandum or other offering document related to the initial offering of such Shares, approved by the Board of Directors (or a committee thereof).

q.	“Outstanding” means, with respect to Shares, all Shares that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination.

r.	“Person” shall mean any individual, partnership, corporation, trust, estate, association or other entity.

s.	“Preferred Shares” means a class of Shares that entitles the holders thereof to a preference or priority over the holders of any other class of Shares in (i) the right to share profits or losses or items thereof, (ii) the right to share in distributions or (iii) rights upon dissolution or liquidation of the Company.

t.	“Property” means, at any particular time, all interests, properties (whether tangible or intangible, and whether real, personal or mixed) and rights of any type contributed to or acquired by the Company and owned or held by or for the account, whether owned or held as of the date of the formation or establishment thereof or thereafter contributed to or acquired by the Company.

u.	“Share” means a share issued by the Company that evidences a Member’s rights, powers and duties with respect to the Company pursuant to this Agreement and the Act. Shares may be Common Shares or Preferred Shares, and may be issued in different classes or series.

v.	“Share Designation” has the meaning assigned to such term in Section 8(c).

w.	“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such Person.

x.	“Trading Day” shall mean each Business Day other than any day on which any relevant class or series of securities is not available for trading on the principal National Securities Exchange or market on which such securities are listed or admitted for trading or, if the securities of such class or series are not so listed or admitted on such day, the over the counter market.

y.	“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or change its Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive distributions on Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

3.           Name. The name of the limited liability company is Reliance Real Estate Trust, LLC.

4.           Purpose. The Company is formed as a limited liability company under the Act for the object and purpose of, and the nature of the business conducted and promoted by the Company, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any activities necessary or incidental to the foregoing.

5.           Formation. The filing of each of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware on September 13, 2017 pursuant to the Act and is hereby ratified and approved. The Certificate of Formation of the Company, as amended, is referred to herein as the “Company’s Certificate of Formation.”

6.           Registered Office. The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808 in the County of New Castle.

7.           Registered Agent. The name of its Registered Agent at such address is Corporation Service Company.

8.           Members. Reliance Real Estate Advisors, LLC is hereby deemed admitted as the sole Member of the Company, effective as of the date hereof, and shall be shown as such on the books and records of the Company.

(a)	A Person shall be admitted as a Member and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Share and becomes the record holder of such Share in accordance with the provisions of this Agreement (a “Record Holder”), whether or not the Person signs this Agreement. A Person may become a Record Holder without the consent or approval of any of the Members. A Person may not become a Member without acquiring a Share.

(b)	The name and mailing address of each Member shall be listed on the books and records of the Company maintained for such purpose by the Company or the transfer agent retained by the Company (the “Transfer Agent”). The Secretary of the Company shall update the books and records of the Company from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(c)	Except as otherwise provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

(e)	Unless otherwise provided herein, Members may not be expelled from or removed as Members of the Company. Members shall not have any right to resign from the Company; provided, that when a transferee of a Member’s Shares becomes a Record Holder of such Shares, such transferring Member shall cease to be a Member of the Company with respect to the Shares so transferred.

(f)	Except to the extent expressly provided in this Agreement (including any Share Designation): (i) no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution or termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement; (ii) no Member holding any class or series of any Shares shall have priority over any other Member holding the same class or series of Shares either as to the return of Capital Contributions or as to distributions; (iii) no interest shall be paid by the Company on Capital Contributions; and (iv) no Member, in its capacity as such, shall participate in the operation or management of the business of the Company, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company by reason of being a Member.

(g)	Except as may be otherwise agreed between the Company on the one hand, and a Member, on the other hand, any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company. Neither the Company, nor any of the other Members shall have any rights by virtue of this Agreement in any such business interests or activities of any Member.

(h)	The Managing Member, by execution of this Agreement, continues to be admitted as a member of the Company. The Managing Member will not have any distribution, redemption, conversion or liquidation rights by virtue of its status as the Managing Member.

9.           Authorization to Issue Shares

a.	The Company may issue Shares, and options, rights, warrants and appreciation rights relating to Shares, for any Company purpose at any time and from time to time to such Persons for such consideration (which may be cash, property, services or any other lawful consideration) or for no consideration and on such terms and conditions as the Board of Directors shall determine, all without the approval of any Members, notwithstanding any provision in this Agreement. Each Share shall have the rights and be governed by the provisions set forth in this Agreement (including any Share Designation). Except to the extent expressly provided in this Agreement (including any Share Designation), no Shares shall entitle any Member to any preemptive, preferential or similar rights with respect to the issuance of Shares.

b.	As of the date of this Agreement, the Company Shares have been designated as Common Shares. As of the date of this Agreement, the Initial Member holds an aggregate of 100 Common Shares, which shares may be repurchased by the Company with the net proceeds of the IPO.

c.	In addition to the Common Shares Outstanding on the date hereof, and without the consent or approval of any Members, additional Shares may be issued by the Company in one or more classes or series, with such designations, preferences, rights, powers and duties (which may be junior to, equivalent to, or senior or superior to, any existing classes or series of Shares), as shall be fixed by the Board of Directors and reflected in a written action or actions approved by the Board of Directors in compliance with this Agreement (each, a “Share Designation”), including (i) the right to share in distributions, the dates distributions will be payable and whether distributions with respect to such series or class will be cumulative or non-cumulative; (ii) rights upon dissolution or termination and liquidation of the Company; (iii) whether, and the terms and conditions upon which, the Company may redeem the Shares; (iv) whether such Shares are issued with the privilege of conversion or exchange and, if so, the conversion or exchange price or prices or rate or rates, or any adjustments thereto, the date or dates on which, or the period or periods during which, the Shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made; (v) the terms and conditions upon which such Shares will be issued, evidenced by certificates and assigned or transferred; (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of Shares of the class or series; (vii) whether there will be restrictions on the issuance of Shares of the same class or series or any other class or series; and (viii) the right, if any, of the holder of each such Share to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Shares. A Share Designation (or any resolution of the Board of Directors amending any Share Designation) shall be effective when a duly executed original of the same is delivered to the Secretary of the Company for inclusion among the permanent records of the Company, and shall be annexed to, and constitute part of, this Agreement. Unless otherwise provided in the applicable Share Designation, the Board of Directors may at any time increase or decrease the amount of Shares of any class or series, but not below the number of Shares of such class or series then Outstanding.

d.	The Company is authorized to issue an unlimited number of Common Shares and an unlimited number of Preferred Shares. All Shares issued pursuant to, and in accordance with the requirements of, this Agreement shall be validly issued Shares in the Company, except to the extent otherwise provided in the Delaware Act or this Agreement (including any Share Designation).

e.	The Board of Directors may, without the consent or approval of any Members, amend this Agreement and make any filings under the Delaware Act or otherwise to the extent the Board of Directors determines that it is necessary or desirable in order to effectuate any issuance of Shares pursuant to this Agreement

10.         Common Shares

a.	Meetings. There shall be an annual meeting of the Members, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in this Agreement, for the transaction of any business within the power of the Company. Except as otherwise provided in this Agreement, special meetings of Members may be called by our board of directors, the chairman of our board, our chief executive officer or president.

b.	Voting.

i. The Common Shares shall entitle the Record Holders thereof to one vote per Share on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Common Shares shall be required for the approval of any matter, except as (i) required by the Delaware LLC Act, or (ii) provided in this Agreement.

ii. The affirmative vote of the holders of not less than a majority of the Common Shares then Outstanding shall be required for:

1. any amendment to this Agreement that would adversely change the rights of the Common Shares;

2. a Significant Transaction (as defined below in Section 10(g) of this Agreement);

3. mergers, consolidations or conversions of the Company, except as provided in this Agreement,;

4. the termination and winding up of the Company, following an election by the Board of Directors to terminate the Company (including, without limitation, following an election by the Board of Directors to dissolve the Company) pursuant to this Agreement (a “Company Termination”);

5. the election of a director nominee

6. all such other matters as the Board of Directors, in its sole discretion, determines shall require the approval of the holders of the Outstanding Common Shares voting as a separate class.

c.	Distributions. Subject to the preferential rights, if any, of holders of any other class of Shares of the Company and to this Agreement, holders of outstanding Common Shares are entitled to receive distributions on the Common Shares on an equal per-Share basis to all holders of Common Shares out of assets legally available for such purposes if, as and when authorized by the Board of Directors and declared and paid by the Company. Distributions in respect of the Common Shares may be made, as determined by the Board of Directors, (1) in cash, (2) in Common Shares or (3) in other securities of the Company (or other Subsidiaries of the Company).

d.	Share Distributions. Subject to the preferential rights, if any, of holders of any other class of Shares of the Company, the Company may declare and pay distributions to holders of Common Shares that consist of (1) Common Shares on an equal per-Share basis to all holders and (2) other securities of the Company, on an equal per-Share basis to all holders.

e.	Valuations of Share Distributions. In the case of distributions of Shares or other securities for which there is an existing trading market, the value of the Shares or other securities included in such distribution will be calculated based on the average Market Price per Share or security over a three Trading Day period immediately preceding the distribution payment date. In the case of distributions of Shares or other securities for which there is no existing trading market, the value of the Shares or other securities included in such distribution will be determined by the Board of Directors in good faith.

f.	Redemption at Option of Board of Directors. At any time following the initial closing of the IPO, the Board of Directors, in its sole discretion, may, at any time, subject to the availability of assets legally available therefor and the preferential rights, if any, of holders of any other class of Shares of the Company, redeem, on a pro rata basis, all of the outstanding Common Shares in exchange for all of the shares of common stock of, or partnership, limited liability company or other equity interests (any such Subsidiary or Subsidiaries, the “Company Subsidiary” or the “Company Subsidiaries”, as applicable) that together hold all of the assets and liabilities of the Company (a “Board Redemption”).

g.	Distribution or Redemption in Connection with Certain Significant Transactions. In the event of a disposition by the Company in a transaction or series of related transactions of all or substantially all the Company’s interests or assets, whether held directly or through Subsidiaries of the Company, to another Person of which the Company is not a majority owner (whether by merger, consolidation, sale of assets or stock, liquidation, dissolution, winding up or otherwise) (a “Significant Transaction”), the Company shall, upon, or as soon as practicable after, the consummation of such disposition (but, in any event, no later than the first Business Day following the end of the 10-Trading Day period beginning on the 15th Trading Day following the consummation of such Disposition), declare and pay a distribution and/or effect a redemption (a “Significant Transaction Distribution/Redemption”), as the Board of Directors, in its sole discretion, shall elect in accordance with this Agreement. Notwithstanding the preceding sentence, the Company shall be under no obligation to declare and pay and/or effect a Significant Transaction Distribution/Redemption that it might otherwise be required to declare and pay and/or effect pursuant to such sentence (i) in connection with a spin-off or similar disposition of the Company’ entire interests to the holders of Common Shares, including any such Disposition that is made in connection with a Board Redemption, or (ii) in connection with a Company Termination.

11.         Management of the Company.

a.	Management. The real property, affairs and business of the Company will be managed by our Manager under the direction of a board of directors (the “Board of Directors”). Except for situations in which the approval of the Members is expressly required by this Agreement or by non-waivable provisions of the Act, the Manager, under the direction of the Board of Directors, shall have full, complete and exclusive authority, power and discretion to manage and control the business, affairs and/or properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the business of the Company.

b.	Number. The number of Directors which shall constitute the entire Board of Directors shall be such number, not less than one nor more than thirteen, as shall be determined by the Board of Directors from time to time. The initial Directors shall be elected by the Manager for a one (1) year term or until their successors are elected as per this Agreement. The initial Directors are: David Teiler and Shimon Ehrman.

c.	Term. The Directors will serve one year terms until the next annual meeting of the stockholders and until his or her successor has been duly elected and qualified.

d.	Proxy Vote. The presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast on any matter at any stockholder meeting constitutes a quorum. A majority of the shares entitled to vote and present in person or by proxy at a meeting of stockholders at which a quorum is present is required for the election of the directors at a meeting of stockholders called for that purpose. This means that, of the shares entitled to vote and present in person or by proxy, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to our board of directors. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, then the nominee will not be elected.

e.	Resignation of Directors. Any Director may resign at any time by giving written notice to the Board of Directors. The resignation of any Director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

f.	Filling of Vacancies. No vacancy caused by the resignation, death or removal of a Director may be filled without the written consent of the Manager. Newly created Director positions resulting from an increase in the number of Directors on the Board of Directors for any reason may be filled by the Manager. Any Director elected to fill a newly created Director position or to fill a vacancy shall be elected to hold office until the next annual election of the Directors by the shareholders or until removed as provided for in this Agreement.

g.	Right to Rely on Board or Officers. Any Person dealing with the Company may rely (without duty or further inquiry) upon a certificate signed by a Director or an Officer regarding:

i.	the identity of any Director, Officer, Manager or Member;

ii.	the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Board of Directors or which are in any other manner germane to the affairs of the Company; or

iii.	the Persons who are authorized to execute and deliver any instrument or document of the Company.

h.	Regular Meetings of Directors. Regular meetings of the Board of Directors may be held at such time and at such place as shall from time to time be determined by the Board of Directors.

i.	Special Meetings of Directors. Special meetings of the Board of Directors may be called at any time by any Director or the Manager.

j.	Voting. The action of the majority of the Directors shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law or this Agreement.

k.	Action by the Board Without a Meeting. Action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting. The affirmative vote of the number of Directors that would otherwise be necessary to authorize or to take such action at a meeting shall be sufficient to constitute the act of the Board of Directors without a meeting if the requisite number of Directors consent to voting on such action without a meeting. The action without a meeting must be evidenced by one (1) or more written consents describing the action taken, signed by the requisite number of Directors in one (1) or more counterparts, indicating each signing Manager’s vote or abstention on the action and delivered to the Company for inclusion in the minutes or filing with the Company records. A consent signed under this section has the effect of a meeting vote and may be described as such in any document.

l.	Officers. Subject to the provisions of the Act, the Board of Directors may determine from time to time to appoint one or more individuals as officers of the Company (“Officers”). If the Board of Directors determines to appoint Officers, such Officers shall have the duties and responsibilities given to them by the Board of Directors and such other duties and responsibilities as are customary for their respective offices.

m.	Status. The Directors and Officers shall constitute “managers” within the meaning of the Act.

12.         Manager. Reliance Real Estate Advisors, LLC is hereby admitted as the sole Managing Member and Manager of the Company.

a.	Responsibilities. The Manager is responsible for directing the management of our business and affairs, managing the day-to-day affairs, and implementing the Company’s investment strategy. The responsibilities of the Manager are outlined on Exhibit A of this Agreement.

b.	Compensation. The Company will compensate our Manager for the services provided. The compensation paid to the Manager are specified on Exhibit B of this Agreement.

c.	Term & Removal. The Manager will serve as our Manager for an indefinite term but may be removed by the board of directors for Cause following an affirmative vote of two-thirds of the Company’s Members. In the event the Manager is removed under the provisions of this Agreement, the Company will immediately pay our Manager any compensation that may be owed to our Manager.

d.	Assignment. The Manager may assign its rights under this Agreement in its entirety or delegate certain of its duties under this Agreement to any of its affiliates without the approval of our Members so long as our Manager remains liable for any such affiliate’s performance.

e.	Withdrawal. The Manager may withdraw as our Manager if the Company is required to register as an investment company under the Investment Company Act, with such withdrawal deemed to occur immediately before such event.

f.	Remedies. The Company will only have recourse and be able to seek remedies against the Manager to the extent they breach their obligations pursuant to this Agreement.

13.         Certificates. Upon the issuance of Shares by the Company to any Person, the Company may issue one or more Certificates in the name of such Person evidencing the number of such Shares being so issued. Certificates shall be executed on behalf of the Company by (i) one of the following: the Chairman of the Board, Chief Executive Officer, President or any Vice President and (ii) one of the following: the Chief Operating Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary. If the Company retains a Transfer Agent, no Certificate representing Shares shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Board of Directors elects to issue Shares in global form, the Certificates representing Shares shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Shares have been duly registered in accordance with the directions of the Company. Any or all of the signatures required on the Certificate may be by facsimile. If any Officer or Transfer Agent who shall have signed or whose facsimile signature shall have been placed upon any such Certificate shall have ceased to be such Officer or Transfer Agent before such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such Person were such Officer or Transfer Agent at the date of issue. Certificates for each class of Shares shall be consecutively numbered and shall be entered on the books and records of the Company as they are issued and shall exhibit the holder’s name and number and type of Shares.

14.         Record Holders. The Company shall be entitled to recognize the Record Holder as the owner of a Share and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Share on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Shares are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Shares, as between the Company on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Shares.

15.         Ownership Limitations.

a.	Basic Restrictions.

i.	(1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

ii.	No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant could cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

iii.	Any Transfer of Shares that, if effective, would result in the Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

b.	Transfer in Trust. If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of this Agreement

i.	then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 15(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

ii.	if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of this Agreement, then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 15(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

c.	Exceptions.

(1) None of the restrictions and limitations set forth in this Section 15 shall apply before, and during the first year that, the Company elects to be taxable as a real estate investment trust under Section 856 of the Code.

(2) Subject to Section 15(a)(ii), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Ownership Limit and/or the Common Share Ownership Limit , as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Board of Directors determines, based on such representations and undertakings as it may require, that:

i.	such exemption will not cause the Beneficial Ownership or Constructive Ownership of Shares of any individual (as defined in Section 542(a)(2) of the Code as modified by Section 856(h)(3) of the Code) to violate Section 15(a)(ii); and

ii.	such Person does not and will not Constructively own an interest in a tenant (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (for this purpose, a tenant from whom the Company (or an entity owned or controlled by the Company) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Company’s ability to qualify as a REIT shall not be treated as a tenant of the Company).

iii.	Prior to granting any exception, the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

iv.	The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit or Aggregate Ownership Limit, as applicable.

v.	The Board of Directors may from time to time increase or decrease the Common Share Ownership Limit and the Aggregate Ownership Limit; provided, however, that any decreased Aggregate Ownership Limit will not be effective for any Person whose percentage ownership in Common Shares is in excess of such decreased Common Share Ownership Limit and/or Aggregate Ownership Limit until such time as such Person’s percentage of Common Shares or Shares equals or falls below the decreased Common Share Ownership Limit and/or Aggregate Ownership Limit, but any further acquisition of Common Shares or Shares in excess of such percentage ownership of Common Shares or Shares will be in violation of the Common Share Ownership Limit and/or Aggregate Ownership Limit; and, provided further, that any increased or decreased Common Share Ownership Limit and/or Aggregate Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Shares of the Company.

16.         Amendment of Agreement.

a.	Except as provided in this Agreement or in any Share Designation, the Board of Directors may amend any of the terms of this Agreement but only in compliance with the terms, conditions and procedures set forth in this Section 16(a). If the Board of Directors desires to amend any provision of this Agreement other than pursuant to Section 16(c), then it shall first adopt a resolution setting forth the amendment proposed, declaring its advisability, and then (i) call a special meeting of the Members entitled to vote in respect thereof for the consideration of such amendment, (ii) direct that the amendment proposed be considered at the next annual meeting of the Members, if any, or (iii) to the extent permitted by the applicable Share Designation, seek the written consent of the Members. Amendments to this Agreement may be proposed only by or with the consent of the Board of Directors. Such special or annual meeting shall be called and held upon notice in accordance with Section 15 of this Agreement. The notice shall set forth such amendment in full or a brief summary of the changes to be effected thereby, as the Board of Directors shall deem advisable. At the meeting, a vote of Members entitled to vote thereon shall be taken for and against the proposed amendment. A proposed amendment shall be effective upon its approval by the affirmative vote of the holders of not less than a majority of the Common Shares then Outstanding, voting together as a single class, unless a greater percentage is required under this Agreement or by Delaware law.

b.	Super Majority Amendments. Notwithstanding Section 16(a), the affirmative vote of the holders of Outstanding Common Shares representing at least two thirds of the total votes that may be cast by all such Outstanding Common Shares, voting together as a single class, shall be required to alter or amend any provision of this Section 16(b) or Section 16(d)

c.	Amendments to be Adopted Solely by the Board of Directors. Notwithstanding Section 16(a), the Board of Directors, without the approval of any Member, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

i.	a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

ii.	the admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

iii.	a change that the Board of Directors determines to be necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the laws of any state or to ensure that the Company will continue to qualify as a REIT for U.S. federal income tax purposes or otherwise not be taxed as an entity for U.S. federal income tax purposes, other than as the Company specifically so designates;

iv.	a change that, in the sole discretion of the Board of Directors, it determines (i) does not adversely affect the Members (including adversely affecting the holders of any particular class or series of Shares as compared to other holders of other classes or series of Shares) in any material respect, (ii) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act), (iii) to be necessary, desirable or appropriate to facilitate the trading of the Shares (including, without limitation, the division of any class or classes or series of Outstanding Shares into different classes or series to facilitate uniformity of tax consequences within such classes or series of Shares) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which Shares are or will be listed for trading, compliance with any of which the Board of Directors deems to be in the best interests of the Company and the Members, (iv) to be necessary or appropriate in connection with action taken by the Board of Directors pursuant to this Agreement, (v) are necessary to preserve the Managing Member’s right to appoint, remove or nominate directors, set the number of Directors or fill vacancies on the Board of Directors or (vi) is required to effect the intent expressed in any Offering Document or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

v.	a change in the fiscal year or taxable year of the Company and any other changes that the Board of Directors determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company;

vi.	an amendment that the Board of Directors determines, based on the advice of counsel, to be necessary or appropriate to prevent the Company or its Directors, Officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

vii.	an amendment that the Board of Directors determines to be necessary or appropriate in connection with the issuance of any additional Common Shares, the establishment or creation or issuance of any class or series of Shares pursuant to this Agreement and the admission of Additional Members;

viii.	any other amendment expressly permitted in this Agreement to be made by the Board of Directors acting alone;

ix.	an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with this Agreement;

x.	an amendment that the Board of Directors determines to be necessary or appropriate to reflect and account for the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Company of activities permitted by the terms of this Agreement;

xi.	a merger, conversion or conveyance pursuant to this Agreement; or

xii.	any other amendments substantially similar to the foregoing.

d.	Certain Amendment Requirements.

i.	Notwithstanding the provisions of Sections 16(a) and 16(c), no provision of this Agreement that establishes a percentage of Outstanding Shares required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the affirmative vote of holders of Outstanding Shares whose aggregate Outstanding Shares constitute not less than the voting requirement sought to be reduced.

ii.	Notwithstanding the provisions of Section 16(a) and Section 16(c), but subject to Section 16(b), no amendment to this Agreement may (i) enlarge the obligations of any Member without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 16(c), (ii) change Section 17, (iii) change the term of the Company or, (iv) except as set forth in Section 17, give any Person the right to dissolve the Company.

iii.	Except as provided in this Agreement, and without limitation of the Board of Directors’ authority to adopt amendments to this Agreement without the approval of any Members as contemplated in Section 16(a), notwithstanding the provisions of Section 16(a), any amendment that would have a material adverse effect on the rights or preferences of any class or series of Shares in relation to other classes or series of Shares must be approved by the holders of a majority of the Outstanding Shares of the class or series affected.

17.         Dissolution and Termination.

a.	The Company shall not be dissolved by the admission of Substitute Members or Additional Members associated with the Company. The Company shall dissolve, and its affairs shall be wound up, upon:

i.	an election to dissolve the Company by the Board of Directors that is separately approved by the affirmative vote of the holders of not less than a majority of the Common Shares then Outstanding entitled to vote thereon;

ii.	the sale, exchange or other disposition of all or substantially all of the assets and properties of the Company;

iii.	the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

iv.	at any time that there are no members of the Company, unless the business of the Company is continued in accordance with the Delaware Act.

b.	Liquidator. In the case of a dissolution of the Company, (i) the Liquidator (if other than the Board of Directors) shall be entitled to receive such compensation for its services as may be separately approved by the affirmative vote of the holders of not less than a majority of the Common Shares then Outstanding entitled to vote on such liquidation; (ii) the Liquidator (if other than the Board of Directors) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal separately approved by the affirmative vote of the holders of not less than a majority of the Common Shares then Outstanding entitled to vote on such liquidation; (iii) upon dissolution, death, incapacity, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be separately approved by the affirmative vote of the holders of not less than a majority of the Common Shares then Outstanding entitled to vote on such liquidation. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article VIII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Board of Directors under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

18.         Tax Treatment. The Company intends to be treated as a non-entity for U.S. federal income tax purposes, and the treatment t.

19.         Initial Capital Contributions and Shares. The initial capital contribution of the Initial Member shall be $1,000.00. On the date hereof, the Initial Member owns 100 Common Shares.

20.         Additional Contributions. The Initial Member is not required to make additional capital contributions to the Company.

21.         Distributions. The Board of Directors shall distribute funds at such times and in such amounts as it may determine. In determining the amount of funds to distribute, the Board of Directors may consider such factors as the need to allocate funds to any reserves for contingencies or any other purposes that the Board of Directors reasonably deems necessary or appropriate.

22.         Liability of Members. Members shall not have any liability for the debts, obligations and liabilities of the Company except to the extent provided in the Act.

23.        Indemnification. The Company shall indemnify and hold harmless Directors, Officers, employees, the Manager, the Manager’s officers, shareholders, members, managers, directors, personnel, any person or entity controlling or controlled by our Manager and any of their officers, shareholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our Manager, with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from a claimant’s relationship to the Company or acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to this Agreement, to the fullest extent permitted by applicable law.

24.         Waiver of Fiduciary Duties of the Manager. The Manager will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company, or any Members. To the maximum extent permitted by applicable law, the Manager shall not have any duty (including any fiduciary duty) to the Company, the Members or any other Person, including any fiduciary duty associated with self-dealing or corporate opportunities, all of which are hereby expressly waived, provided that this Section 24 shall not in any way reduce or otherwise limit the specific obligations of any Person expressly provided in this Agreement or in any other agreement with the Company and such other obligations, if any, as are required by applicable laws.

25.         Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by such laws.

26.         Books and Records. The books and records of the Company will be kept at Reliance Real Estate Trust, LLC, 40 Wall Street, New York, NY 10005. The Company will prepare an annual report and deliver it to the common shareholders within 120 days after the end of each fiscal year.

27.        Authorized Persons. Any Director or Officer and any person authorized to sign on behalf of the Manager are each authorized to sign on behalf of the Company.

28.         Modification, Waiver or Termination. No modification, waiver or termination of this Agreement, or any part hereof, shall be effective unless made in writing and signed by the Manager.

29.         Headings. The titles of sections of this Agreement are for convenience of reference only and shall not define or limit any of the provisions of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

RELIANCE REAL ESTATE ADVISORS, LLC, as Managing Member

By:
Name:
Title:

Exhibit A- Manager Responsibilities & Compensation

The responsibilities of our Manager include:

Investment Advisory, Origination and Acquisition Services

●	approve and oversee our overall investment strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;
●	serve as our investment and financial manager with respect to sourcing, underwriting, acquiring, financing, originating, servicing, investing in and managing a diversified portfolio of commercial properties and other real estate-related assets;
●	adopt and periodically review our investment guidelines;
●	structure the terms and conditions of our acquisitions, sales and joint ventures;
●	approve and oversee our debt financing strategies;
●	approve joint ventures, limited partnerships and other such relationships with third parties;
●	approve any potential liquidity transaction;
●	obtain market research and economic and statistical data in connection with our investments and investment objectives and policies;
●	oversee and conduct the due diligence process related to prospective investments;
●	prepare reports regarding prospective investments which include recommendations and supporting documentation necessary for our Manager’s investment committee to evaluate the proposed investments; and
●	negotiate and execute approved investments and other transactions.

Offering Services

●	the development of the IPO, including the determination of its specific terms;
●	preparation and approval of all marketing materials to be used by us relating to the IPO;
●	the negotiation and coordination of the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;
●	creation and implementation of various technology and electronic communications related to this offering; and
●	all other services related to the IPO.

Asset Management Services

●	investigate, select, and, on our behalf, engage and conduct business with such persons as the Manager deems necessary to the proper performance of its obligations under this Agreement, including but not limited to consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the services under this Agreement;

●	monitor applicable markets and obtain reports (which may be prepared by the Manager or its affiliates) where appropriate, concerning the value of our investments;
●	monitor and evaluate the performance of our investments, provide daily management services to us and perform and supervise the various management and operational functions related to our investments;
●	formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of investments on an overall portfolio basis; and
●	coordinate and manage relationships between us and any joint venture partners.

Accounting and Other Administrative Services

●	manage and perform the various administrative functions necessary for our day-to-day operations;

●	provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to our business and operations;
●	provide financial and operational planning services and portfolio management functions;
●	maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;
●	maintain all appropriate company books and records;
●	oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;
●	supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;
●	provide us with all necessary cash management services;
●	manage and coordinate with the transfer agent, if any, the process of making distributions and payments to shareholders;
●	evaluate and obtain adequate insurance coverage based upon risk management determinations;
●	provide timely updates related to the overall regulatory environment affecting us, as well as managing compliance with regulatory matters;

●	evaluate our corporate governance structure and appropriate policies and procedures related thereto; and
●	oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Shareholder Services

●	determine our distribution policy and authorizing distributions from time to time;

●	manage communications with our shareholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and

●	establish technology infrastructure to assist in providing shareholder support and services.

Financing Services

●	identify and evaluate potential financing and refinancing sources, engaging a third party broker if necessary;

●	negotiate terms of, arrange and execute financing agreements;

●	manage relationships between us and our lenders, if any; and

●	monitor and oversee the service of our debt facilities and other financings, if any.

Disposition Services

●	evaluate and approve potential asset dispositions, sales or liquidity transactions; and

●	structure and negotiate the terms and conditions of transactions pursuant to which our assets may be sold.

Exhibit B- Manager Compensation

The Manager will receive fees and expense reimbursements for services relating to the Company. The items of compensation are summarized below:

Organizational and Offering Expenses- The Company will reimburse our Manager for these costs and future organization and offering costs it may incur on the Company’s behalf.

Reimbursement of Expenses- The Company will reimburse the Manager for out-of-pocket expenses of third parties in connection with providing services to the Company This does not include the Manager’s overhead, employee costs borne by the sponsor, utilities or technology costs.

Acquisition Fee- For each acquisition or investment the Company makes, the Company will pay the Manager 1.00% of the cost of the acquisition or investment.

Subordinated Performance Compensation- The Manager will receive a subordinated performance fee payable in cash with respect to each calendar year in arrears. The subordinated performance fee for each calendar year shall be equal to the product of (x) 30% and (y) the difference between (i) our Adjusted Funds from Operations (AFFO) (as further defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in the initial public offering and in future offerings and transactions, multiplied by the weighted average number of all shares of common stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of common stock) in the previous 12-month period, equity securities issued prior to this offering exclusive of and (B) 8.0%, and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period. For purposes of calculating the incentive fee during the first 12 months after completion of the initial public offering, AFFO will be determined by annualizing the applicable period following completion of the offering.

AFFO is calculated by removing the effect of items that do not reflect ongoing property operations. FFO is further adjusted for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtract recurring capital expenditures (and, when calculating the incentive fee only, FFO is further adjusted to include any realized gains or losses on our real estate investments).